                                    American Skandia Life Assurance Corporation
                                         One Corporate Drive, P.O. Box 883
                                            Shelton, Connecticut 06484

                                                       Rider
                                        Guaranteed Minimum Payments Benefit

This  Rider  becomes  part of your  Annuity.  If the terms of the  Annuity  and those of this Rider  conflict,  the provisions of this Rider shall control.

The Effective Date of the Rider:  The Effective Date of this Rider is shown in the Schedule Supplement.

Benefit:  This Rider  provides two optional  ways for you to receive  guaranteed  minimum  payments  over time.  An initial  protected value  ("Protected  Value") described below upon which such payments to you are based is not set until the date of your first  withdrawal.  Delaying  the date of the first  withdrawal  may  increase  the  initial
Protected  Value.  Payments  are  available  as  an  income  option  ("Income  Option")  and  a  withdrawal  option
("Withdrawal  Option").  Both options  continue  simultaneously  until and unless one of the options  terminates as described  below  in  Termination  of  Benefits.  Before  your  Account  Value  is  depleted,  payments  to you are withdrawals.  If your Account  Value is depleted  (reduced to zero) and there are any  remaining  values,  we pay a remaining value as guarantee payments ("Guarantee Payments").

The Income  Option:  The Income  Option  guarantees  that,  subject to the limits and  conditions  outlined in this
Rider, each Annuity Year you may take, as one or multiple  withdrawals,  an income amount ("Annual Income Amount ")
while this option  continues.  All or any portion of a withdrawal  that exceeds the Annual  Income  Amount for that
Annuity Year is considered  excess  income  ("Excess  Income").  Excess Income will reduce the Annual Income Amount in subsequent Annuity Years, as described below.

The Withdrawal  Option:  The Withdrawal  Option guarantees that,  subject to the limits and conditions  outlined in this Rider,  each  Annuity  Year you may take a  withdrawal  amount that will be treated as receipt of a portion of the Protected Value while this option continues.  This portion,  whether taken as one or multiple  withdrawals,  is called the annual  withdrawal  amount ("Annual  Withdrawal  Amount").  Total withdrawals in an Annuity Year that do not exceed the Annual Withdrawal Amount will:

         (1)      reduce the Protected Value by the amount of the withdrawal; and
         (2)      will not change the Annual Withdrawal Amount in subsequent Annuity Years.

All or any portion of a withdrawal  that exceeds the remaining  Annual  Withdrawal  Amount for that Annuity Year is considered an excess  withdrawal  ("Excess  Withdrawal").  Excess  Withdrawals  will reduce the Protected Value and the Annual Withdrawal Amount as described below.

Withdrawals:  Withdrawals,  for the  purposes of this Rider,  are gross  withdrawals  that  include any  applicable contingent deferred sales charge or other charges applicable upon a withdrawal.

If your Account  Value is depleted and any  remaining  benefit is still due under one of this Rider's  options,  we make one or more  Guarantee  Payments  from our general  account,  as  described  below in the  Guarantee  Payments section.

Initial Values:  The initial  Protected Value,  initial Annual  Withdrawal  Amount and initial Annual Income Amount are set as of the date of the first withdrawal from your Annuity.

The initial Protected Value is the highest of the following values:

         (1)      the Account Value on the date of the first withdrawal, prior to such first withdrawal;
         (2)      the roll-up  value  ("Roll-Up  Value") on the date of such first  withdrawal.  The Roll-Up  Value equals (a) plus (b), where:

                  (a)      is your  Account  Value  on the  Effective  Date of the  Rider  increasing  daily at the
                           Roll-Up  Rate shown in the  Schedule  Supplement  until the  earlier of the date we stop increasing  the Roll-Up  Value,  as shown in the  Schedule  Supplement,  and the date of such first withdrawal; and
                  (b)      each  adjusted  Purchase  Payment  ("Adjusted  Purchase  Payment")  received  after  the
                           Effective Date of the Rider and before such first  withdrawal,  increasing  daily at the
                           Roll-Up  Rate from the date each  Purchase  Payment  is  received  at our  Office to the earlier  of the date we stop  increasing  the  Roll-Up  Value and the date of such first withdrawal.  Adjusted Purchase  Payments are Purchase Payments  increased by any credits applied to your  Account  Value in relation to Purchase  Payments  and  decreased by any charges deducted from such Purchase Payments; and
         (3)      the ratchet value ("Ratchet  Value") on the date of such first  withdrawal.  The Ratchet Value is the highest  measured  Account  Value  ("Measured  Account  Value") on any of the  Ratchet  Value
                  measuring  dates shown in the  Schedule  Supplement.  The Measured  Account  Value is the Account
                  Value on a Ratchet  Value  measuring  date plus any Adjusted  Purchase  Payments  received at our
                  Office after that Ratchet Value measuring date to the date of such first withdrawal.

The initial  Annual Income Amount is  determined  by applying the Annual  Income  Percentage  shown in the Schedule
Supplement to the initial Protected Value.

The initial Annual  Withdrawal  Amount equals the Annual  Withdrawal  Percentage  shown in the Schedule  Supplement applied to the initial Protected Value.

Subsequent  Values:  As described  below,  the Annual  Income  Amount,  the Protected  Value and Annual  Withdrawal
Amount are subject to change as a result of withdrawals,  any required minimum  distributions,  additional Purchase
Payments, and step-ups.

Impact of  Withdrawals:  Withdrawals  reduce the Protected Value until it is depleted.  Withdrawals  simultaneously reduce the remaining Annual Income Amount and the Annual Withdrawal Amount available during an Annuity Year.

Effect of  Withdrawals  on Annual Income  Amounts:  Withdrawals  in an Annuity Year that in total do not exceed the
Annual Income Amount for that Annuity Year do not reduce the Annual  Income  Amount in  subsequent  Annuity  Years.
Each  withdrawal  of Excess  Income that occurs once you've  withdrawn  that Annuity  Year's  Annual  Income Amount reduces the Annual Income Amount  proportionately.  That  proportional  reduction is calculated by multiplying  the
Annual Income Amount by the ratio of the Excess Income to the Account Value  immediately  prior to such  withdrawal and before the withdrawal of the Excess Income (even if both withdrawals occurred in the same day).

Effect of  Withdrawals  on Annual  Withdrawal  Amounts:  Withdrawals in an Annuity Year that in total do not exceed the Annual  Withdrawal  Amount for that  Annuity  Year do not reduce  the Annual  Withdrawal  Amount in  subsequent
Annuity Years.  Each Excess  Withdrawal  that occurs once you have withdrawn that Annuity Year's Annual  Withdrawal
Amount  reduces the Annual  Withdrawal  Amount  proportionately.  That  proportional  reduction  is  calculated  by multiplying the Annual  Withdrawal  Amount by the ratio of the Excess  Withdrawal to the Account Value  immediately prior to such withdrawal of the Excess Withdrawal Amount (even if both withdrawals occurred in the same day).

Effect of  Withdrawals  on Protected  Value:  Withdrawals  in an Annuity Year of the Annual  Income Amount plus any
Excess  Income  that in total do not  exceed  the then  current  Annual  Withdrawal  Amount  reduce  any  remaining
Protected Value by the amount of those  withdrawals  until the Protected Value is depleted.  Each Excess Withdrawal that occurs once you have  withdrawn  that Annuity  Year's Annual  Withdrawal  Amount  reduces the Protected  Value until it is depleted by the greater of:

         (1)      a  proportional  reduction  calculated by  multiplying  the  Protected  Value by the ratio of the
                  Excess  Withdrawal  to the  Account  Value  immediately  prior to such  withdrawal  of the Excess
                  Withdrawal Amount (even if both withdrawals occurred in the same day); and

         (2)      the amount of the Excess Withdrawal.

Withdrawal  Flexibility:  Withdrawals  are not  required.  However,  the Annual  Income  Amount is not increased in subsequent  Annuity  Years if you decide not to take a  withdrawal  in an Annuity  Year or take  withdrawals  in an
Annuity Year that in total are less than the Annual  Income  Amount.  Similarly,  the Annual  Withdrawal  Amount is
not  increased  in  subsequent  Annuity  Years if you decide not to take a  withdrawal  in an Annuity  Year or take withdrawals in an Annuity Year that in total are less than the Annual Withdrawal Amount.

Required Minimum  Distributions:  Either or both of the Annual Income Amount and the Annual  Withdrawal Amount will be  increased  for any Annuity Year to the extent  necessary  in that  Annuity  Year to meet any  required  minimum distribution  requirement  pursuant to the  Internal  Revenue Code of 1986,  as amended from time to time,  and the regulations  promulgated  thereunder.  This increase applies only in relation to the required minimum  distribution based on the value of your Annuity.

Additional  Purchase  Payments  after your First  Withdrawal:  Before your Account Value is depleted,  you may make additional  Purchase  Payments.  The increase to the Annual Income  Amount  resulting  from each  Purchase  Payment equals the Annual  Income  Percentage  applied to the Adjusted  Purchase  Payment.  The  increase to the  Protected
Value  resulting  from each  Purchase  Payment  equals the Adjusted  Purchase  Payment.  The increase to the Annual
Withdrawal  Amount  resulting from each Purchase  Payment equals the Annual  Withdrawal  Percentage  applied to the
Adjusted Purchase Payment.

Step-Ups:  A step-up will  increase the Protected  Value to equal the current  Account Value if it then exceeds the current  Protected  Value. A step-up also may increase the Annual Income Amount and the Annual  Withdrawal  Amount,
as described  below.  Your first request for a step-up may be made at any time after your first  withdrawal and the step-up  waiting  period shown in the Schedule  Supplement.  Once a step-up  occurs,  a new step-up  waiting period applies,  and you may again step up at any time after such a  subsequent  waiting  period.  As described  below,  a step-up may affect the charge for this Rider.  You must submit your  request to step up in a form  satisfactory  to us at our Office.

Upon your request,  the Annual  Income  Amount steps up to equal the Account Value  multiplied by the Annual Income
Percentage if the result then exceeds the current Annual Income Amount.  The Annual  Withdrawal  Amount steps up to equal the Account  Value  multiplied  by the Annual  Withdrawal  Percentage  if the result then exceeds the current
Annual Withdrawal Amount.

Guarantee  Payments:  Once your Account Value is depleted,  we subsequently make one or more Guarantee  Payments if there is any Annual Income  Amount due in subsequent  Annuity  Years or any  remaining  Protected  Value.  The only provisions of your Annuity that  subsequently  remain in effect are those that relate to such  Guarantee  Payments.
In the Annuity Year your Account Value is depleted,  the only Guarantee  Payment due, if any,  generally equals the
Annual Income Amount not yet withdrawn in that Annuity Year. In subsequent  Annuity  Years,  the Guarantee  Payment equals the Annual Income Amount in effect as of the date the Account Value is depleted.

However,  in the Annuity Year your Account Value is depleted,  the only Guarantee  Payment due, if any,  equals the
Annual Withdrawal Amount as of the beginning of that Annuity Year less all withdrawals in that Annuity Year if:

         (1)      the Annual  Income  Amount is reduced by the impact of Excess  Income to zero as of the date your
                  Account Value is depleted; or
         (2)      you elect to receive  Guarantee  Payments  until the  Protected  Value is  depleted  based on the
                  Annual  Withdrawal  Amount as of the date the Account  Value is  depleted.  You must make such an election  by  submitting  a request to our Office in a form  acceptable  to us before we send you any Guarantee Payment.

If you have made such an election or the Annual  Income  Amount due in  subsequent  Annuity Years is zero as of the date  your  Account  Value is  depleted,  the  Guarantee  Payment  in any  subsequent  Annuity  Year is the  Annual
Withdrawal Amount in effect when the Account Value is depleted or any remaining Protected Value if less.

Unless you request an  alternate  mode of payment we make  available,  we make such  Guarantee  Payments  once each
Annuity Year.

We will commute any Guarantee  Payments due and pay you a lump sum if the total Guarantee  Payment due each Annuity
Year is less than $100.  If Guarantee  Payments are based on the Annual  Income  Amount,  we commute the  Guarantee
Payments  based on the greater of the then currently  available  annuity  factors or the then  currently  available annuity  factors of your Annuity for a fixed,  single life annuity.  If Guarantee  Payments are based on the Annual
Withdrawal Amount, we pay you the remaining Protected Value.

We will charge against  Guarantee  Payments any  applicable  premium taxes paid to any  governmental  entity on the basis of Guarantee Payments we may make.

Annuity Payments:  If annuity payments are to begin under the terms of your Annuity, you can elect to either:

(1)      apply  your  Account  Value to any  annuity  option  available  in the  Annuity  Payments  section of your
                  Annuity; or
(2)      request that, as of the date annuity  payments are to begin,  we make annuity  payments each year equal to the Annual Income Amount.  We make such annuity payments until the Annuitant's death; or
(3)      request that, as of the date annuity  payments are to begin,  we pay out any remaining  Protected Value as annuity  payments.  Each year such annuity  payments will equal the Annual  Withdrawal  Amount or the remaining  Protected  Value if less. We make such annuity  payments  until the earlier of the
                  Annuitant's death or the date the Protected Value is depleted.

We must receive your request in a form acceptable to us at our Office.  If annuity  payments are to begin under the terms of your  Annuity and you have not made an  election,  we will make annual  annuity  payments as a single life fixed annuity with five payments  certain  using the greater of the annuity rates then  currently  available or the annuity  rates  guaranteed  in your Annuity.  The annual  guaranteed  annuity rates for a single life fixed annuity with a five-year  period  certain are shown in the Annuity  Payment  Table in the Schedule  Supplement.  The amount that will be applied to provide such annuity payments will be the greater of:

         (1)      the  present  value  of  future  Annual  Income  Amount  payments.  Such  present  value  will be calculated  using the greater of the single life fixed annuity rates then currently  available or the single life fixed annuity rates guaranteed in your Annuity; and
         (2)      the Account Value.

If no withdrawal was ever taken,  we will determine a Protected  Value and calculate an Annual Income Amount and an
Annual Withdrawal Amount as if you made your first withdrawal on the date annuity payments are to begin.

Minimum  Surrender  Value:  Any provision in your Annuity  requiring there be a minimum  Surrender Value or Account
Value as of the date of any withdrawal is waived while this Rider is in effect.

Investment  Limitations:  As part of the  consideration  for the benefit  provided by this Rider,  we may limit the investment  options in which you may allocate  Account  Value,  require that you invest in only certain  investment options or require that you maintain your entire Account Value in accordance  with an asset  allocation  model.  At any time until this Rider is  terminated,  these  requirements  may be  implemented,  suspended  or  changed.  This includes changing  prohibited  investment  options,  changing required  investment options or changing the required limitation  between one type of investment  limitation and another.  Any transfers  resulting from our implementing or changing  any  investment  limitations  will not be counted in  determining  the number of free  transfers  made during an Annuity Year.  The types of limits are as described below.

Limits on Investment  Options:  Any fixed or market value adjusted fixed investment options otherwise  available as investment  options for Account Value are not available  while this Rider is in effect.  In addition,  we may limit the variable investment options in which you may allocate Account Value.

Required  Investment  Options:  We may require that you invest only in what we designate as asset  allocation  type variable investment options, or in a specific investment option of this type.

Asset Allocation Model:  We may require you to invest in accordance with specific asset allocation models.

Charge for the Rider:  The charge is applied  against the daily total value of each  Sub-account  in which  Account
Value is  maintained  in the  Annuity of which this Rider is made a part.  The charge is  assessed  each day at the daily  equivalent of the applicable  rate. On the Effective Date of this Rider,  the applicable rate is as shown in the Schedule  Supplement.  Upon any step-up,  we may  increase  the charge to that then  applicable  to new annuity purchasers of the same class of Annuity.

Designations:  If you are a natural  person,  you must be named as the  Annuitant.  Any provision in the Annuity of which this Rider is made a part that  provides for naming more than one Annuitant is hereby  deleted.  Continuation of this Rider after any changes to the Owner or Annuitant  designation  is only  permitted  with our  consent.  The term "Owner" may be referred to as  "Participant" in your Annuity.  For simplicity,  the Participant is referred to as Owner in this Rider.

Proof of Survival:  Any  Guarantee  Payment is subject to evidence  satisfactory  to us that the  Annuitant is then alive.  We may withhold such Guarantee  Payments until we receive such evidence or evidence  satisfactory  to us of the Annuitant's  death. We credit  interest on such withheld  Guarantee  Payments at the rate shown in the Schedule
Supplement  unless  otherwise  required by law. Should we subsequently  determine the withheld  Guarantee  Payments are payable, we pay the withheld Guarantee Payments and interest credited in a lump sum.

Facility of Payment:  We reserve the right,  in  settlement  of full  liability,  to make  Guarantee  Payments to a guardian, relative or other person if you are deemed to be legally incompetent, as permitted by law.

Recovery of Excess  Guarantee  Payments:  We may recover from you or your estate any Guarantee  Payments made after the death of the Annuitant.

Termination  of  Benefits:  Benefits  pursuant  to this Rider  terminate  upon the first to occur of the  following events:

         (1)      we process a termination  of this Rider.  If your Annuity is otherwise  still in effect,  we will consider  you to have  elected  to remain in any  applicable  asset  allocation  program  then in effect unless you instruct us otherwise;

         (2)      the date of the Annuitant's death;
         (3)      if Account  Value  remains on the Annuity  Date,  the Annuity  Date,  or if earlier,  the date we transfer all Account Value in order to begin annuity payments;
         (4)      the Account  Value is depleted and there is no Annual  Income  Amount due in  subsequent  Annuity
                  Years, no Withdrawal Amount due in subsequent years, or no Protected Value;
         (5)      you violate any of the investment limitations required by the terms of this Rider; or
         (6)      we process a request to change the Owner or  Annuitant  of the Annuity if we do not then  consent to continue the Rider.

                                    American Skandia Life Assurance Corporation

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